Appendix A to Exhibit B-4

Service Agreement Questions

A.   Materials and services - NYSEG - Maine Natural Gas - $435,268

     1. How much of the compensation relates to the engineering services that would continue?
          Response: Approximately $70,000 of the compensation was related to engineering and supply services. The remaining $365,000 compensated was tied to material procurements, i.e. pipe, etc, made by NYSEG for Maine Natural Gas.

     2.   Why would Shared Services not provide the services?
          Response: Engineering support will continue to be provided by NYSEG until Shared Services becomes fully functional in providing engineering services.

B. Management Services Agreement - Connecticut Natural Gas Co. - The Southern Connecticut Natural Gas Co. - $1,703,942.

     1.   What portion of the service would continue?

          Response: Executive management, gas supply, regulatory, marketing, rates/conservation and credit and collection services would continue between the two companies as they share a common management team and common combined departments and personnel. Individuals employed by the two separate companies function together as a single group, with each individual in the group performing separate and distinct services for both companies.

     2. How much of the compensation relates to the portion of the service that would continue? Response: Approximately $1.4 million.

     3.   Why would the service continue?

          Response: CNG and SCG are operating under a common management team to gain efficiencies and more effective control over operations with expertise in either company available to both companies.


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     4.   Is this service related to the Management Services Agreement in which the serving company is Southern Connecticut Gas Co. and the receiving company is Connecticut Natural Gas? Response: Yes, since there is a common management team in place to gain efficiencies.

     5. If the reason for this overlap is that the companies share officers please indicate. Response: Yes, with expertise in either company available to both companies.

C. Management Services Agreement - The Southern Connecticut Gas Company - Connecticut Natural Gas - $1,548,381

     1.   What portion of the service would continue?

          Response: Executive management, legal and secretary, communications, facilities, gas supply, regulatory, marketing, distribution engineering, safety, and conservation would continue. Individuals employed by the two separate companies function together as a single group, with each individual in the group performing separate and distinct services for both companies.

     2. How much of the compensation relates to the portion of the service that would continue? Response: Approximately $1.023 million.

     3.   Why would the service continue?

          Response: CNG and SCG are operating under a common management team to gain efficiencies and more effective control over operations with expertise in either company available to both companies.

     4. Is this service related to the Management Services Agreement in which the serving co. is Southern Connecticut Gas Co. and the receiving company is Connecticut Natural Gas? Response: Yes, since there is a common management team in place to gain efficiencies.

     5. If the reason for this overlap is that the companies share officers, please indicate.


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          Response: Yes, with expertise in either company available to both companies.

D.   Support Services - Central Maine Power - CMP Group - $392,410

     1.   Why would the service not be provided by EEMC?

          Response: These services will move to EEMC in order to centralize the performance of these functions. CMP Group is not a Utility Subsidiary and, therefore, will not take these services from Shared Services.

     2. What portion of the compensation relates to the services that would continue? Response: $ 0

E.   Support Services - Central Maine Power - Maine Electric Power Co. -
     $702,387

     1.   Why would the service not be provided by Shared Services company?

          Response: Because it includes engineering, legal, real estate, sub station services, transmission, transportation, load dispatch and metering services that are not part of Shared Services.

     2. What is exactly the service that would continue? Response: See above response

     3.   How much of the compensation relates to service that would continue?
          Response: $600,000


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